UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    February 15, 2005

    Roberts Realty Investors, Inc.
(Exact Name of Registrant as Specified in Its Charter)

    Georgia
(State or Other Jurisdiction of Incorporation)

001-13183	56-2122873
(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302, Atlanta, Georgia (Address of Principal Executive Offices)	30350 (Zip Code)

    (770) 394-6000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry Into A Material Definitive Agreement

        On February 15, 2005, the audit committee and independent directors of the board of directors of Roberts Realty approved and ratified a reimbursement arrangement for the use of an aircraft owned by Roberts Properties, Inc., a wholly owned affiliate of Charles S. Roberts, Roberts Realty’s Chief Executive Officer, President, and Chairman of the Board of Directors. Roberts Properties has provided transportation services to Roberts Realty by flying its employees, including Mr. Roberts, on trips for Roberts Realty business purposes. Roberts Realty pays Roberts Properties for these services in an amount per passenger equal to an available unrestricted coach class fare (or business class fare if no unrestricted coach class is available) for the date and time of travel on a regular air carrier, with Roberts Realty providing documentation of such fare (such as by copy of a fare quotation obtained through an internet search on an air carrier’s web site). In 2004, Roberts Realty paid Roberts Properties $32,956 under this policy, primarily and substantially to fly employees to and from (a) Charlotte, NC to complete the construction and manage the lease-up of Roberts Realty’s Ballantyne Place community and (b) Palm Beach, FL to manage the operations of its St. Andrews at the Polo Club community, which Roberts Realty sold in July 2004, and to investigate new investment opportunities.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: February 22, 2005	By: /s/ Greg M. Burnett Greg M. Burnett Chief Financial Officer

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